Exhibit 4.14

EXECUTION COPY

SECOND LIEN CREDIT AGREEMENT

dated as of

July 29, 2004

among

THERMADYNE INDUSTRIES, INC.,

THERMAL DYNAMICS CORPORATION,

TWECO PRODUCTS, INC.,

VICTOR EQUIPMENT COMPANY,

C & G SYSTEMS, INC.,

STOODY COMPANY,

THERMAL ARC, INC.,

PROTIP CORPORATION and

THERMADYNE INTERNATIONAL CORP.,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE FIRST BOSTON,
as Administrative Agent and Collateral Agent

CREDIT SUISSE FIRST BOSTON,
as Sole Lead Arranger and Sole Bookrunning Manager

[CS&M Ref No. 5865-273]

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SCHEDULES

Schedule 1.01	-	Guarantors
Schedule 2.01	-	Lenders, Lender Accounts and Commitments
Schedule 3.01	-	Type of Entity; State of Organization; FEIN
Schedule 3.02	-	Executive Offices, Collateral Locations
Schedule 3.06	-	Real Estate and Leases
Schedule 3.07	-	Labor Matters
Schedule 3.08	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.11	-	Tax Matters
Schedule 3.12	-	ERISA Plans
Schedule 3.13	-	Litigation
Schedule 3.14	-	Brokers
Schedule 3.15	-	Intellectual Property
Schedule 3.17	-	Hazardous Materials
Schedule 3.18	-	Insurance
Schedule 3.19	-	Deposit and Disbursement Accounts
Schedule 3.20	-	Government Contracts
Schedule 3.22	-	Bonds; Licenses
Schedule 5.01	-	Trade Names
Schedule 6.03	-	Indebtedness
Schedule 6.04(a)	-	Transactions with Affiliates
Schedule 6.07	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Pledge Agreement
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Opinion of Armstrong Teasdale LLP

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SECOND LIEN CREDIT AGREEMENT (this “Agreement”) dated as of July 29, 2004, among THERMADYNE INDUSTRIES, INC., a Delaware corporation (“Industries”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”), TWECO PRODUCTS, INC., a Delaware corporation (“Tweco”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor”), C & G SYSTEMS, INC., an Illinois corporation (“C & G”), STOODY COMPANY, a Delaware corporation (“Stoody”), THERMAL ARC, INC., a Delaware corporation (“Thermal Arc”), PROTIP CORPORATION, a Missouri corporation (“ProTip”), and THERMADYNE INTERNATIONAL CORP., a Delaware corporation (“International” and, together with ProTip, Thermal Arc, Stoody, C & G, Victor, Tweco, Dynamics and Industries, the “Borrowers”), the Guarantors (as defined in Article I) party hereto, the Lenders (as defined in Article I) from time to time party hereto and CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”).

The Borrowers have requested the Lenders to make Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount not in excess of $20,000,000.  The proceeds of the Loans are to be used solely to prepay a portion of the outstanding Revolving Loan.

The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Debtor” shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” shall mean all “accounts”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable,

other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent, the Collateral Agent nor any Lender shall be deemed to be an Affiliate of the Credit Parties.

“Agents” shall have the meaning assigned to such term in Article X.

“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” shall mean, for any day, a floating rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective

Rate in effect on such day plus 1/2 of 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, (a) for any day on or prior to October 26, 2004, (i) with respect to any Eurodollar Loan, 5.50%, and (ii) with respect to any ABR Loan, 4.50%, and (b) for any day thereafter, (i) with respect to any Eurodollar Loan, 6.00%, and (ii) with respect to any ABR Loan, 5.00%.

“Arranger” shall mean Credit Suisse First Boston.

“Asset Sale Side Letter” shall have the meaning assigned to such term in Section 6.08.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Australian Subsidiary” shall mean each Subsidiary of any Borrower organized under the laws of Australia.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by a Borrower for a Borrowing in accordance with the terms of Section 2.03.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall mean any such day that is also a day on which banks are generally open in the City of London for dealings in interbank or foreign exchange transactions.

“C & G” shall have the meaning assigned to such term in the preamble to this Agreement.

“C&G Holding” shall mean C&G Systems Holding, Inc., a Delaware corporation.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“CERCLA” shall have the meaning assigned to such term in the definition of Environmental Laws.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

A “Change of Control” shall mean any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934), other than the holders of the High Yield Notes, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the issued and outstanding shares of capital Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) a “Change of Control” as defined in the Indenture.

“Chapter 11 Cases” shall mean, the cases under Chapter 11 of the Bankruptcy Code commenced by, among others, the Borrowers, styled In re Thermadyne Holdings Corporation, et al., Chapter 11 Case No. 01-52840-399.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to

(a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” shall mean any “chattel paper”, as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Date” shall mean July 29, 2004.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s, the Collateral Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” shall mean the property covered by the Security Agreement, the Pledge Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent or the Collateral Agent, in their individual capacity and on behalf of the Lenders, to secure the Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, the Guaranties, the Intercreditor Agreement, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make a Loan hereunder as set forth on Schedule 2.01.

“Contracts” shall mean all “contracts”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” shall mean a letter agreement between the Collateral Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to the First Lien Agent or the Collateral Agent, acknowledges the Lien of the First Lien Agent or the Collateral Agent, on behalf of itself and the Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of the First Lien Agent or the Collateral Agent without further consent by the affected Credit Party.

“Copyright License” shall mean rights under any written agreement now owned or herein after acquired by any Credit Party granting any right to use any Copyright.

“Copyrights” shall mean all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and works of authorship (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” shall mean the Borrowers and the Guarantors; provided that for purposes of Article VI of this Agreement, Thermadyne Welding Products Canada Ltd. shall also be a Credit Party.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Documents” shall mean all “documents”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dynamics” shall have the meaning assigned to such term in the preamble to this Agreement.

“EBITDA” shall mean, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense (including commitment, agency and letter of credit fees) and deferred financing costs, (iii) depreciation and amortization for such period, (iv) amortized debt discount for such period, (v) the amount of any deduction to consolidated net income as the result of any grant to the management or employees of such Person or its Subsidiaries of any Stock or stock options, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (vi) the accrual net of any payment in cash related to the net periodic post retirement benefits, (vii) losses from extraordinary items for such period, (viii) the non-cash portion of any non-recurring expenses, (ix) restructuring expenses related to, arising out of or in connection with the Chapter 11 Cases, (x) any non-recurring employee severance expenses and non-recurring cash expenses related to plant reorganizations, not to exceed $10,000,000 in the aggregate, incurred prior to January 1, 2005, (xi) the non-cash portion of any expense or loss attributable to any interest rate agreement or arrangement permitted under Section 6.03(a)(xii) in any such case prior to the termination or expiration of such agreement or arrangement, and (xii) $8,900,000 of non-cash reserves to be recorded at December 31, 2003, related solely to the implementation of a new reserve methodology for Inventory and Accounts and implementation of an initial accrual for warranty obligations, plus or minus as applicable (d) the amount of cash received or expended in such period in respect of any amount which, under clauses (c)(viii) and (xii) above, was taken into account in determining EBITDA for such period or any prior period.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person;

(8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Engagement Letter” shall mean the Engagement Letter dated July 22, 2004, between Holdings and the Arranger.

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) or human health and safety as it relates to environmental protection.  Environmental Laws include any applicable provision of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all applicable regulations promulgated thereunder, and all applicable analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liability” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release of a Hazardous Material at, on, in, under, to or from any real or personal property whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” shall mean all “equipment”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any Person that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (l) the loss of a Qualified Plan’s qualification or tax exempt status.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.20(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.19(a).

“Federal Funds Effective Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as determined by the Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive absent manifest error.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Agent” shall mean GE Capital, as Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of February 5, 2004, among the Borrowers, the other credit parties signatory thereto, the lenders from time to time party thereto and the First Lien Agent, as the same may be amended, restated, supplemented, refinanced, replaced, restructured or otherwise modified from time to time in one or more agreements (in each case, with the same or new lenders), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amounts outstanding thereunder, in each case, subject to the limitations set forth in the Intercreditor Agreement.

“First Lien Facilities” shall mean the senior secured first lien credit facilities provided to the Borrowers pursuant to the First Lien Credit Agreement.

“First Priority Liens” shall mean the Liens granted by the Credit Parties

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capital Lease Obligations, revolving credit and short-term debt, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons, but expressly excluding any obligation attributable to any hedging agreement related to currency values or commodity prices permitted under Section 6.03(a)(viii) or any interest rate agreement or arrangement permitted under Section 6.03(a)(xii).

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“General Intangibles” shall mean all “general intangibles”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guaranteed Indebtedness” shall mean as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” shall mean any guaranty executed by any Guarantor in favor of the Administrative Agent, the Collateral Agent and the Lenders in respect of the Obligations.

“Guarantor Payment” shall have the meaning assigned to such term in Section 10.07.

“Guarantors” shall mean Holdings, Thermadyne Receivables, MECO Holding, C&G Holding and each Domestic Subsidiary of a Borrower.  The Guarantors on the Closing Date are listed on Schedule 1.01.

“Hazardous Material” shall mean any substance, material or waste that is regulated as hazardous, toxic, pollutant, or words of similar meaning or effect, under any Environmental Laws, including any material or substance that is (a) defined as a “solid waste”, “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“High Yield Notes” shall mean the 9.25% Senior Subordinated Notes due 2014 issued by Holdings and guaranteed by the other Credit Parties pursuant to that certain Indenture dated as of February 5, 2004 (the “Indenture”) in an aggregate principal amount of $175,000,000.

“Holdings” shall mean Thermadyne Holdings Corporation, a Delaware corporation.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Indenture” shall have the meaning assigned to such term in the definition of High Yield Notes.

“Industries” shall have the meaning assigned to such term in the preamble to this Agreement.

“Instruments” shall mean all “instruments”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” shall mean any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 9.18.

“Interest Expense” shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, without duplication, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (c) with respect to any Loan, the Maturity Date or any other date on which all of the Loans have been paid in full.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the Borrowers may elect;  provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International” shall have the meaning assigned to such term in the preamble to this Agreement.

“Inventory” shall mean all “inventory”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” shall mean all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“IRS” shall mean the Internal Revenue Service.

“Italian Subsidiary” shall mean each Subsidiary of any Borrower organized under the laws of Italy.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” shall mean, with respect to Holdings and its Subsidiaries, on a consolidated basis, the ratio of (a) Funded Debt (less all cash and cash equivalents on hand) (including the average daily closing balance of the Revolving Loan for the 30 days preceding and including any date of determination) as of any date of determination to (b) EBITDA for the twelve months ending on that date of determination.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.

“License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” shall have the meaning assigned to such term in Section 3.13.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender and including all other written matter whether heretofore, now or hereafter executed by or on behalf of the Credit Parties, or any authorized employee of the Credit Parties, and delivered to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.

“Loans” shall mean the term loans made by the Lenders to the Borrowers pursuant to Section 2.01.

“Margin Stock” shall have the meaning assigned to such term in Section 3.10.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties considered as a whole, (b) any Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or the Collateral Agent’s Liens, on behalf of itself and the Lenders, on the Collateral or the priority of such Liens, or (d) the Administrative Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $10,000,000 shall constitute a Material Adverse Effect.

“Maturity Date” shall mean January 24, 2005.

“MECO Holding” shall mean MECO Holding Company, a Delaware corporation.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate has or has had any obligation or liability, contingent or otherwise, is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Obligations” shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to the Administrative Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, other than any Excluded Taxes.

“Patent License” shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention that is claimed in an existing Patent.

“Patents” shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.02(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or Foreign Subsidiary is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e)

carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party or Foreign Subsidiary is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 7.01(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of the Collateral Agent, on behalf of the Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.07 of this Agreement; (k) customary Liens and set-off rights in favor of banks maintaining accounts for the Credit Parties or other Foreign Subsidiaries; (l) the First Priority Liens; and (m) other customary Liens imposed in the jurisdiction of a Foreign Subsidiary provided such Lien is not reasonably expected to have a material adverse effect on such Foreign Subsidiary.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate has or has had any obligation or liability, contingent or otherwise, maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Plan of Reorganization” shall mean, that certain First Amended and Restated Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated January 17, 2003, filed in the Chapter 11 Cases including the First Amended and Restated Disclosure Statement filed in conjunction therewith.

“Pledge Agreement” shall mean the Second Lien Pledge Agreement, substantially in the form of Exhibit C, among the Credit Parties and the Collateral Agent for the benefit of the Secured Parties.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse First Boston as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“ProTip” shall have the meaning assigned to such term in the preamble to this Agreement.

“Qualified Plan” shall mean a Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” shall have the meaning assigned to such term in Section 3.06.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Required Lenders” shall mean, at any time, the Lenders having Commitments or Loans representing more than 50% of the sum of all Commitments or Loans outstanding at such time.

“Restricted Payment” shall mean, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” shall mean, at any time, a Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) and that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after the last day of the calendar month following such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Loan” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Arranger, (e) each other person to whom any of the Obligations is owed and (f) the successors and assigns of each of the foregoing.

“Security Agreement” shall mean the Second Lien Security Agreement, substantially in the form of Exhibit D, among the Credit Parties and the Collateral Agent for the benefit of the Secured Parties.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“South African Subsidiary” means each Subsidiary of any Borrower organized under the laws of South Africa.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Statutory Reserves” shall mean, for any Interest Period, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (but without duplication) of the maximum reserve percentages (including any basic, marginal, special, emergency or supplemental reserves) in effect on the second full Business Day next preceding the first day of such Interest Period, expressed as a decimal, established by the Board and any other banking authority or Governmental Authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency funding (currently referred to as “Eurocurrency

Liabilities” in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Stoody” shall have the meaning assigned to such term in the preamble to this Agreement.

“Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent and the Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Taxes” shall mean taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, excluding franchise taxes and taxes imposed on or measured by the net income or overall gross receipts of the Administrative Agent or any Lender or similar taxes imposed on the Administrative Agent or any Lender by the jurisdictions under the laws of which the

Administrative Agent or such Lender, as applicable, is organized, conducts business or has a present or former connection or any political subdivision thereof.

“Thermadyne Receivables” shall mean Thermadyne Receivables, Inc., a Delaware corporation.

 “Thermal Arc” shall have the meaning assigned to such term in the preamble to this Agreement.

 “Title IV Plan” shall mean a Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC.

“Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” shall mean all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, trade dress, service marks, logos, and other source or business identifiers (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and, in the case of the Borrowers, the making of the Borrowings hereunder and the use of the proceeds thereof as required hereby, and (b) the payment of related fees and expenses.

“Tweco” shall have the meaning assigned to such term in the preamble to this Agreement.

“Tweco Mexico” shall have the meaning assigned to such term in Section 5.09.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section

4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

 “USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Victor” shall have the meaning assigned to such term in the preamble to this Agreement.

“Victor Mexico” shall have the meaning assigned to such term in Section 5.09.

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require, and all references to this Agreement or any other Loan Document shall include all exhibits, schedules and appendices hereto or thereto, as applicable.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

SECTION 1.03.  Senior Indebtedness.  As the proceeds of the Loans will be used solely to prepay a portion of the outstanding Revolving Loan, this Agreement shall be a “Credit Agreement” (as defined in the Indenture), and the Loans and other Obligations shall be “Bank Indebtedness” and “Designated Senior Indebtedness” for all purposes of the Indenture.

SECTION 1.04.  Borrower Representative.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Holdings as a notice or communication from all the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers hereunder to Holdings on behalf of such Borrower or the Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Holdings shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a term loan to the Borrowers on the Closing Date in an aggregate principal amount not to exceed its Commitment.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.  Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)  Subject to Sections 2.08 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall be entitled to request any Borrowing that, if made, would result in more than two Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to the account designated by the Administrative Agent, and the Administrative Agent shall promptly credit the amounts so received to the account designated by the Borrowers in the Borrowing Request (or if a Borrowing shall not occur on the Closing Date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders).

(c)  Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date in accordance with paragraph (c) of this Section and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrowers on the Closing Date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, the Borrowers and such Lender severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03.  Borrowing Procedure.  In order to request the Borrowing to be made on the Closing Date, the Borrowers shall have delivered or faxed to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days prior to the Closing Date, and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Closing Date.  Such Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrowers and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such request, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any request made pursuant to this Section (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.  (a)  The Borrowers hereby unconditionally promise, jointly and severally, to pay on the Maturity Date to the Administrative Agent for the account of each Lender the outstanding principal amount of each Loan of such Lender.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e)  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrowers. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.  Fees.  The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for its own account,the fees set forth in the Engagement Letter at the times and in the amounts specified therein.  Once paid, such fees shall not be refundable under any circumstances.

SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.

(b)  Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage.

(c)  Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Default Interest.  If an Event of Default shall have occurred and be continuing, at the election of the Administrative Agent or the Required Lenders, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, at the rate otherwise applicable to the Loans pursuant to Section 2.06 plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrowers for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  The Commitments shall automatically terminate upon the earlier to occur of (i) the making of the Loans on the Closing Date and (ii) 5:00 p.m., New York City time, on August 13, 2004.

(b)  Upon prior irrevocable written or fax notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.  Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.  Conversion and Continuation of Borrowings.  The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent not later than 1:00 p.m., New York City time, three Business Days prior thereto, (a) to convert any Eurodollar Borrowing into an ABR Borrowing, (b) to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) to convert the Interest

Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)  each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and (b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)  each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

(iv)  if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v)  no Borrowing may be converted into or continued as a Eurodollar Borrowing less than one month prior to the Maturity Date;

(vi)  any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii)  upon notice to the Borrowers from the Administrative Agent (or upon the written request of the Required Lenders), after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrowers request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing.  If the Borrowers shall not have given notice in accordance with this Section to continue any

Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11.  Optional Prepayment.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or same day written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of ABR Loans, to the Administrative Agent before 10:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000.

(b)  Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein.  All prepayments under this Section shall be subject to Section 2.15, but otherwise shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12.  Mandatory Prepayments.  (a)  Immediately upon receipt by any Credit Party of any cash proceeds of any asset disposition, the Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Notwithstanding the foregoing, if the Credit Parties notify the Administrative Agent of their intent to reinvest such proceeds in replacement fixed assets, the Credit Parties shall only be obligated to make prepayments to the extent that such proceeds are not so reinvested.  The following shall not be subject to mandatory prepayment under this paragraph: (1) proceeds of sales of Inventory in the ordinary course of business and (2) the proceeds of any asset disposition or series of asset dispositions otherwise permitted under Section 6.08 not in excess of $500,000.

(b)  If Holdings or any Borrower issues Stock or any debt security in a public offering or in a private placement underwritten, placed or initially purchased by an investment bank, no later than the Business Day following the date of receipt of the proceeds thereof, all Borrowers (in the case of an issuance by Holdings) or the issuing Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses (including legal fees) paid to non-Affiliates in connection therewith; provided, that no such prepayment shall be required with respect to an amount equal to such proceeds that (A) are received pursuant to any employee or stock option plan, (B) are received in connection with any refinancing of Indebtedness or (C) are required to prepay loans and other extensions of credit under the First Lien Facilities.

(c)  The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer of such Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date and the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section shall be subject to Section 2.15, but otherwise shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.  Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  A certificate of a Lender setting forth a reasonably detailed calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)  Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall be under no obligation to compensate any Lender under paragraph (a) or (b) of this Section with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14.  Change in Legality.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

(i)  such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)  such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) of this Section.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)  For purposes of this Section, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.15.  Indemnity.  Each Borrower shall, jointly and severally, indemnify each Lender against (a) any loss, expense or liability that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by any Borrower hereunder (any of the foregoing events referred to in this clause (a) being called a “Breakage Event”) or (b) any expense that such Lender may sustain or incur as a consequence of any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.

SECTION 2.16.  Pro Rata Treatment.  Except as required under Section 2.14, each Borrowing shall be allocated pro rata among the Lenders in accordance with their respective Commitments and each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Credit Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States IRC or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid principal portion of its Loan shall be proportionately less than the unpaid principal portion of the Loan of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loan of such other Lender, so that the aggregate unpaid principal amount of the Loan and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loan prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

SECTION 2.18.  Payments.  (a)  The Borrowers shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at its principal office or such other office as the Administrative Agent may designate in writing.

(b)  Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c)  If the Administrative Agent pays any amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrowers and such related payment is not received by the Administrative Agent, then the Administrative Agent shall be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(d)  If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to a Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to such Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

SECTION 2.19.  Taxes.  (a)  Any and all payments by or on account of any obligation of any Borrower or any other Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower or any other Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Credit Party shall make such deductions and (iii) such Borrower or such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower or any other Credit Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Credit Party to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.20.  Assignment of Loans Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14,

(iii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrowers may, at their expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Sections 2.13 and 2.15); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) of this Section), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph.

(b)  If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future.  The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

To induce the Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to the Administrative Agent, the Collateral Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

SECTION 3.01.  Corporate Existence; Compliance with Law; FEIN.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and each Credit Party’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and federal employer identification number are set forth on Schedule 3.01; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.  Executive Offices, Collateral Locations.  As of the Closing Date, the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral with a fair market value in excess of $20,000 is located are set forth on Schedule 3.02, none of such locations has changed within the one (1) month preceding the Closing Date and each Credit Party has only one state of incorporation or organization.

SECTION 3.03.  Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement, as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person, other than those in favor of Administrative Agent, on behalf of itself and the Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.04.  Financial Statements.  Holdings has heretofore furnished to the Lenders its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2004, certified by its chief financial officer.  Such financial statements were prepared in accordance with GAAP (other than, in the case of quarterly financial statements, the absence of footnotes and subject to the normal year-end adjustments) and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Holdings and its consolidated Subsidiaries as of the dates thereof.

SECTION 3.05.  Material Adverse Effect.  Between December 31, 2003 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the financial statements referred to in Section 3.04 and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no material contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and to the Borrowers’ knowledge no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of the Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2003, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06.  Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed on Schedule 3.06) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 3.06, and, if requested by Administrative Agent, copies of all such leases or a summary of terms thereof reasonably satisfactory to Administrative Agent have been delivered to the Administrative Agent.  Schedule 3.06 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances and Liens in existence on the date hereof and summarized on Schedule 6.07, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets.  Schedule 3.06 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

SECTION 3.07.  Labor Matters.  Except as set forth on Schedule 3.07, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party materially comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and, if requested by the Administrative Agent, true and complete copies of any agreements described on Schedule 3.07 have been delivered to the Administrative Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

SECTION 3.08.  Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth on Schedule 3.08, as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding Stock of each Credit Party (other than Holdings) is owned by each of the Stockholders and in the amounts set forth on Schedule 3.08.  Except as set forth on Schedule 3.08, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.03 (including Schedule 6.03).

SECTION 3.09.  Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

SECTION 3.10.  Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

SECTION 3.11.  Taxes.  All federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (excluding (i) Charges or other amounts being contested in accordance with Section 5.02(b) and (ii) any Charges discharged in the Chapter 11 Cases or payable over time in accordance with the Plan of Reorganization), unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $100,000 in the aggregate.  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities (except to the extent discharged in the Chapter 11 Cases or payable over time in accordance with the Plan of Reorganization).  Schedule 3.11 sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described on Schedule 3.11, as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges for any open periods.  Except as set forth on Schedule 3.11, none of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.  ERISA.  (a)  Schedule 3.12 lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans.  Copies of all such listed Plans, if requested by the Administrative Agent, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to the Administrative Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax exempt status.  Each Plan is in compliance in all respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA, except for non-compliance which would not have a Material Adverse Effect.  Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan, except for non-compliance which would not have a Material Adverse Effect.  No “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC, which would have a Material Adverse Effect.

(b)  Except as set forth on Schedule 3.12 or in Holdings’ financial statements provided to the Lenders from time to time or as would not have a Material Adverse Effect: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Credit Party or ERISA Affiliate as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); and (iv) no Credit Party or ERISA Affiliate has any material liability with respect to post-retirement benefit obligations within the meaning of the FASB 106.

SECTION 3.13.  Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.13, as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

SECTION 3.14.  Brokers.  Except as set forth on Schedule 3.14, no broker or finder brought about the obtaining, making or closing of the Loans or the Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

SECTION 3.15.  Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it. Each Patent, Trademark, and registered Copyright existing as of the Closing Date and each material License in effect as of the Closing Date is listed, together with application or registration numbers, as applicable, on Schedule 3.15.  To its knowledge, each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  Except as set forth on Schedule 3.15, no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

SECTION 3.16.  Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, the financial statements or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were made.

SECTION 3.17.  Environmental Matters.  (a)  Except as set forth on Schedule 3.17, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $100,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have made available to the Administrative Agent copies of all existing material environmental reports, reviews and audits and all written information pertaining to actual or potentially material Environmental Liabilities, in each case relating to any Credit Party.

(b)  Each Credit Party hereby acknowledges and agrees that the Administrative Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

SECTION 3.18.  Insurance.  Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

SECTION 3.19.  Deposit and Disbursement Accounts.  Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

SECTION 3.20.  Government Contracts.  Except as set forth on Schedule 3.20, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

SECTION 3.21.  Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

SECTION 3.22.  Bonding; Licenses.  Except as set forth on Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

SECTION 3.23.  Solvency.  Before and after giving effect to (a) the Loans to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers; (c) the consummation of the Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

SECTION 3.24.  Status of Holdings.  Holdings has not engaged in any trade or business other than holding the Stock of the other Credit Parties and activities incidental thereto.

SECTION 3.25.  Collateral Documents.  The Security Agreement, the Pledge Agreement and the other Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof, and when financing statements in appropriate form are filed in the jurisdictions specified on Schedule 3.02(a), the Lien created under the Collateral Documents will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.07 (including, pursuant to the terms of the Intercreditor Agreement, the First Priority Liens).

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

(a)  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)  The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)  The Borrowers and each other Credit Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(d)  The Administrative Agent shall have received, on behalf of themselves and the Lenders, a favorable written opinion of Armstrong Teasdale LLP, counsel for the Borrowers, substantially to the effect set forth in Exhibit E, which opinion shall (i) be dated the Closing Date, (ii) be addressed to the Lenders and the Administrative Agent, and (iii) cover such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.  The Borrowers hereby request such counsel to deliver such opinions.

(e)  All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and the Administrative Agent.

(f)  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State of the State of its organization, and a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Credit Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(g)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrowers confirming compliance with the conditions precedent set forth in paragraphs (b), (c), (l) and (m) of this Article.

(h)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(i)  The Collateral Documents shall have been duly executed by each Person that is to be a party thereto and shall be in full force and effect on the Closing Date.  The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Collateral Document.

(j)  The Collateral Agent shall have received (i) the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Credit Parties in the States (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.07 or have been or will be contemporaneously released or terminated and (ii) bailee letters in favor of the Collateral Agent with respect to material leased properties of the Credit Parties.

(k)  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent, and non-renewal, cancellation and amendment riders providing thirty days’ advance notice to the Collateral Agent.

(l)  The Administrative Agent shall be satisfied that the Leverage Ratio shall be no more than 5.00 to 1.00 as of June 30, 2004, calculated after giving pro forma effect to the Transactions to occur on the Closing Date.

(m)  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Credit Parties shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness outstanding under the First Lien Credit Agreement, (c) the High Yield Notes and (d) Indebtedness set forth on Schedule 6.03.

(n)  The Lenders shall have received the financial statements, certificates and opinion referred to in Section 3.04, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(o)  The Lenders shall have received financial projections of Holdings and its Subsidiaries for the years 2004 through 2006, in form and substance satisfactory to the Administrative Agent.

(p)  All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(q)  The Lenders shall be satisfied that the Transactions will not violate (i) any provision of law, statute, rule or regulation applicable to the Credit Parties or the articles of organization or other constitutive documents of the Credit Parties or any order of any governmental authority or (ii) any provision of any indenture or other material instrument or agreement to which any Credit Party is a party or by which any of them or any of their property is bound.

(r)  The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

Affirmative Covenants

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts then accrued or payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01.  Maintenance of Existence and Conduct of Business.  Each Credit Party shall:  except as permitted by Section 6.01, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in its jurisdiction of formation or organization, as applicable, and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;  at all times take all reasonable action to maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth on Schedule 5.01.  Notwithstanding the foregoing, in the event that Victor determines in its commercially reasonable judgment to dissolve Thermadyne Receivables, nothing in this Agreement shall prohibit Victor from taking such action.

SECTION 5.02.  Payment of Charges.

(a)  Subject to Section 5.02(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $200,000.

(b)  Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.02(a); provided that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges in excess of $1,000,000 (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.02(b) are no longer met.

SECTION 5.03.  Financial Statements, Reports, etc.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP, and in the case of Holdings, furnish to the Administrative Agent and each Lender:

(a)  within 30 days after the end of each fiscal month of each fiscal year, its unaudited consolidated (and, for the third fiscal month of each of the first three fiscal quarters, unaudited consolidating) balance sheet and related statements of operations and cash flows (consolidated only) showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal month and the results of its operations and the operations of such Subsidiaries during such fiscal month and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of Holdings as presenting fairly, in all material respects, the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (other than the absence of footnotes, and subject to normal year-end adjustments);

(b)  concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of a Financial Officer of Holdings opining on or certifying such statements (i) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.10;

(c)  concurrently with any delivery of financial statements under paragraph (a) of this Section with respect to the third fiscal month of each fiscal quarter, a management report (i) describing the operations and financial condition of Holdings and its Subsidiaries for the quarter then ended and the portion of the current fiscal year then elapsed and (ii) discussing the reasons for any significant variations, which information shall be presented in reasonable detail and shall be certified by a Financial Officer of Holdings to the effect that such information presents fairly, in all material respects, the results of operations and financial condition of Holdings and its Subsidiaries as at the dates and for the periods indicated;

(d)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(e)  promptly after the receipt thereof by Holdings or any Subsidiary, a copy of any final written “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(f)  as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to the First Lien Facilities or any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to the First Lien Facilities or any Subordinated Debt, notice of such event of default;

(g)  promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h)  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrowers or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.04.  Insurance; Damage to or Destruction of Collateral.

(a)  The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 3.18 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to the Administrative Agent.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to the Administrative Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to the Administrative Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, the Administrative Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Administrative Agent deems advisable.  The Administrative Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, the Administrative Agent shall not be deemed to have waived any Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to the Administrative Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)  Each Credit Party shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, endorsements to (i) all “All Risk” and business interruption insurance naming the Administrative Agent, on behalf of itself and the Lenders, as loss payee, and (ii) all general liability and other liability policies naming the Administrative Agent, on behalf of itself and the Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), so long as any Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as such Credit Party’s true and lawful agent and attorney in fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  The Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney and shall have no right to exercise such powers except as permitted under the Intercreditor Agreement.  The Borrowers shall promptly notify the Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance.

SECTION 5.05.  Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.  [Intentionally Omitted]

SECTION 5.07.  Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

SECTION 5.08.  Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify the Administrative Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to the Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon the Administrative Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as the Administrative Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent, and (ii) permit the Administrative Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrowers shall reimburse the Administrative Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

SECTION 5.09.  Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse or manufacturing, processor or converter facility where Collateral is stored or located that has an aggregate fair market value or purchase price (whichever is higher, as determined by the Administrative Agent) in excess of $75,000 at any time from and after the date of this Agreement, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  After the Closing Date, no new real property or new warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date if the Collateral to be stored or located at such location (i) has an aggregate fair market value or purchase price (whichever is higher, as determined by the Administrative Agent) in excess of $75,000 or (ii) has an aggregate fair market value or purchase price (whichever is higher, as determined by the Administrative Agent) when aggregated with Collateral which has been stored at new real property or new warehouse spaces leased after the Closing Date or shipped to a processor or converter under arrangements established after the Closing Date in excess of $500,000, without the prior written consent of the Administrative Agent or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.  In addition to the foregoing, each of Tweco and Victor may store, keep or otherwise maintain (i) Inventory in an amount not to exceed $12,000,000 in the aggregate, and (ii) other Collateral in an amount not to exceed $6,000,000 in the aggregate, at any warehouse or facility operated in Mexico by either Victor Equipment de Mexico S.A. de C.V. (“Victor Mexico”) or Tweco de Mexico, S.A. de C.V. (“Tweco Mexico”) so long as each of Victor Mexico and Tweco Mexico, as applicable, is a wholly owned direct Subsidiary of any Borrower.  To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to the Collateral Agent a mortgage or deed of trust granting the Collateral Agent a first priority (or second priority, if the Intercreditor Agreement shall still be in effect) Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Administrative Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.10.  Use of Proceeds.  The Borrowers shall utilize the proceeds of the Loans only for the purpose specified in the introductory statement to this Agreement.

SECTION 5.11.  Cash Management Systems.  The Borrowers will maintain until the Maturity Date the cash management systems described in the First Lien Credit Agreement.

SECTION 5.12.  Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

ARTICLE VI

Negative Covenants

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts then accrued or payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01.  Mergers, Subsidiaries, Etc.  No Credit Party shall, by operation of law or otherwise, (a) form a new Subsidiary, unless otherwise permitted hereunder, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except (i) any Borrower may merge or consolidate with, or acquire the assets or Stock of any other Borrower, (ii) any Subsidiary of Holdings that is not a Credit Party may merge or consolidate with, or acquire the assets or Stock of another Subsidiary of Holdings that is not a Credit Party, (iii) any Borrower may merge or consolidate with, or acquire the Stock or assets of any other Subsidiary of Holdings that is a Credit Party, (iv) any Credit Party that is not a Borrower may merge or consolidate with, or acquire the assets or Stock of any other Credit Party that is not a Borrower, and (v) for transactions otherwise permitted under Sections 6.02 or 6.08; provided, that in the case of clause (iii) above, the continuing or surviving Person, or the transferee, as the case may be, shall be a Borrower.

SECTION 6.02.  Investments; Loans and Advances.  Except as otherwise expressly permitted by this Article VI, no Credit Party shall, or shall cause or permit its Foreign Subsidiaries to, make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except:

(a)  that Borrowers and Foreign Subsidiaries may hold investments comprised of notes payable issued by Account Debtors to any Borrower or any Foreign Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past practices;

(b)  each Credit Party and Foreign Subsidiary may maintain its existing investments in its Subsidiaries as of the Closing Date;

(c)  any Borrower may make investments in any other Borrower;

(d)  any Foreign Subsidiary may make investments in any other Foreign Subsidiaries;

(e)  any Borrower may make investments in any Credit Party (other than Holdings) that is not a Borrower; provided that such investments in the Credit Parties shall not exceed $100,000 in the aggregate;

(f)  any Borrower may make investments in, or create, any wholly-owned Domestic Subsidiary, provided that such Subsidiary becomes a Borrower, the Stock of such Subsidiary is pledged to the Administrative Agent, and such Subsidiary grants Liens to the Administrative Agent on all of its assets to secure the Obligations, subject only to Permitted Encumbrances;

(g)  the Credit Parties (other than Holdings) may make loans to Holdings, in lieu of distributions permitted under Section 6.13(d), the proceeds of which shall be used by Holdings solely to pay out of pocket expenses for administrative, legal and accounting services provided by third parties that are reasonable and customary and incurred in the ordinary course of business for such professional services, or to pay franchise fees, costs and expenses associated with the issuance and maintenance of its capital stock and similar costs and expenses, in an annual aggregate amount not to exceed $3,000,000 per fiscal year after the Closing Date;

(h)  the Credit Parties (other than Holdings) may make loans to Holdings, in lieu of distributions permitted under Section 6.13(e), the proceeds of which shall be used by Holdings solely to pay taxes as part of a consolidated, combined or unitary group;

(i)  any Borrower may make investments in, or create, any wholly-owned Foreign Subsidiary, such that the aggregate amount of all investments in such direct Foreign Subsidiaries funded since May 23, 2003, shall not exceed $5,000,000 (exclusive of investments permitted in clause (k) of this Section 6.02); provided that 65% of such stock of such direct Foreign Subsidiary shall be pledged to secure the Obligations;

(j)  any Credit Party or Foreign Subsidiary may maintain advances, loans and investments in any of their Foreign Subsidiaries that are in existence as of the date hereof, provided such advances, loans and investments are not increased;

(k)  any Credit Party or Foreign Subsidiary may make investments in any of its Foreign Subsidiaries consisting of the conversion of intercompany loans (but not intercompany accounts payable, except for $1,100,000 of intercompany accounts payable owed by South African Subsidiaries) outstanding as of the Closing Date into equity;

(l)  so long as no Event of Default has occurred and is continuing, the Borrowers may make investments, subject to Control Letters in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above;

(m)  other investments by Credit Parties and Foreign Subsidiaries not exceeding $100,000 in the aggregate at any time outstanding;

(n)  other investments by Credit Parties and Foreign Subsidiaries not exceeding $2,000,000 in the aggregate at any time outstanding with the Administrative Agent’s prior written approval;

(o)  transactions permitted pursuant to Section 6.04;

(p)  the Credit Parties may hold investments comprised of one or more promissory notes equal to all or a portion of the purchase price paid by the buyer in connection with the disposition of those certain assets set forth in the Asset Sale Side Letter as permitted pursuant to Section 6.08(g); and

(q)  capital expenditures in the ordinary course of business.

SECTION 6.03.  Indebtedness.  (a)  No Credit Party shall, or shall cause or permit its Foreign Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i)  Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.07;

(ii)  the Loans and the other Obligations;

(iii)  unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(iv)  existing Indebtedness described on Schedule 6.03 and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing or decreasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Foreign Subsidiary, the Administrative Agent or any Lender, as reasonably determined by the Administrative Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(v)  Indebtedness arising from investments, loans or advances among the Credit Parties and any other Subsidiary of Holdings that are permitted under Section 6.02 (including extensions of the maturity thereof);

(vi)  Indebtedness consisting of Guaranteed Indebtedness permitted pursuant to Section 6.06;

(vii)  Indebtedness owed to Bank One, N.A. or any of its banking affiliates in respect of any liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds not to exceed $500,000 in the aggregate at any time outstanding;

(viii)  Indebtedness consisting of hedging agreements providing protection against fluctuations in currency values or commodity prices in connection with any Borrower’s or any of its Subsidiaries’ operations, so long as management of such Borrower or such Subsidiary, as the case may be, has determined that the entering into of any such hedging agreement is a bona fide hedging activity (and is not for speculative purposes);

(ix)  Indebtedness of Foreign Subsidiaries (excluding Capital Lease Obligations) in an aggregate outstanding principal amount not to exceed $10,000,000 for Australian Subsidiaries and $11,000,000 for all other Foreign Subsidiaries;

(x)  Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided that (A) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent; (B) the obligations of each Borrower under any such intercompany loans and advances shall be subordinated in right of payment to the Obligations of such Borrower hereunder; (C) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; and (D) no Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

(xi)  Indebtedness consisting of intercompany loans and advances made by any Foreign Subsidiary to any other Foreign Subsidiary;

(xii)  obligations of any Credit Party under any interest rate swap, cap or collar agreement or similar agreement or arrangement related to exposure to interest rates with respect to not more than $50,000,000 principal amount of Indebtedness; and

(xiii)  Indebtedness under the First Lien Facilities and Indebtedness incurred to refinance, extend, renew, restructure or replace, or in exchange for, such Indebtedness, in whole or in part.

(b)  No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled amortization dates, other than:

(i)  the Obligations and the obligations under the First Lien Facilities;

(ii)  Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.08(b) or (c);

(iii)  Indebtedness permitted by Section 6.03(a)(iv) upon any refinancing thereof in accordance with Section 6.03(a)(iv); and

(iv)  other prepayments of Indebtedness (excluding any Subordinated Debt) not in excess of $250,000 in the aggregate.

SECTION 6.04.  Employee Loans and Affiliate Transactions.  (a)  No Borrower shall enter into or be a party to any transaction with any other Credit Party (other than other Borrowers) or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower (except for transactions otherwise expressly permitted hereunder).  In addition, if any such transaction or series of related transactions (other than purchases and sales of Inventory in the ordinary course of business) involves payments in excess of $500,000 in the aggregate, the terms of these transactions must be disclosed in advance to the Administrative Agent and the Lenders.  All such transactions in excess of $500,000 existing as of the date hereof are described on Schedule 6.04(a).

(b)  No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $1,000,000 in the aggregate at any one time outstanding.

SECTION 6.05.  Capital Structure and Business.  If all or part of a Credit Party’s Stock is pledged to the Administrative Agent, that Credit Party shall not issue additional Stock.  No Credit Party shall amend its charter or bylaws in a manner that would adversely affect the Administrative Agent or the Lenders or such Credit Party’s duty or ability to repay the Obligations.  No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

SECTION 6.06.  Guaranteed Indebtedness.  No Credit Party shall, or shall cause or permit its Foreign Subsidiaries to, create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement and (c) Guaranteed Indebtedness incurred for the benefit of any Foreign Subsidiary by any other Foreign Subsidiary if the primary obligation is permitted by this Agreement.

SECTION 6.07.  Liens.  No Credit Party shall, or shall cause or permit its Foreign Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for:

(a)  Permitted Encumbrances;

(b)  Liens in existence on the date hereof and summarized on Schedule 6.07 securing the Indebtedness described on Schedule 6.03 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property;

(c)  any Liens granted by Foreign Subsidiaries to secure Indebtedness permitted by Section 6.03(a);

(d)  Liens under any conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by (i) any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $23,000,000 outstanding at any one time for all such Liens and (ii) any Foreign Subsidiary in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $6,500,000 (excluding any sale leaseback transaction permitted under Section 6.11) outstanding at any one time for all such Liens; provided that, in each case, such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets; and

(e)  other Liens securing Indebtedness not exceeding $250,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any Accounts or Inventory.

In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent, on behalf of itself and the Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

SECTION 6.08.  Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than:

(a)  the sale of Inventory in the ordinary course of business;

(b)  the sale or other disposition by a Credit Party of Equipment and Fixtures that are obsolete or no longer used or useful in such Credit Party’s business and having a book value not exceeding (i) $1,000,000 in the aggregate in any fiscal year without the Administrative Agent’s consent and (ii) $2,000,000 in the aggregate in any fiscal year without the consent of the Required Lenders;

(c)  the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)  sales of Stock or assets of any Subsidiary of Holdings in connection with a transaction permitted under Section 6.01(b) or Sections 6.02(f) or (h);

(e)  the sale of Equipment and Fixtures by Tweco in connection with the moving of its facilities in Wichita, Kansas to Denton, Texas, in an amount not to exceed $500,000;

(f)  the sale or other disposition of other Equipment and Fixtures having a book value not exceeding $1,000,000 in the aggregate in any fiscal year;

(g)  the disposition of those certain assets related to that certain division of a Borrower identified to the Administrative Agent in that certain confidential letter (the “Asset Sale Side Letter”) dated as of the date hereof with a fair market value not to exceed $2,000,000 pursuant to a single transaction consummated on or prior to the Maturity Date; and

(h)  as permitted in Section 6.02(k).

SECTION 6.09.  ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate.

SECTION 6.10.  Maximum Leverage Ratio.  Permit the Leverage Ratio at the end of any period set forth below to be greater than the ratio set forth opposite such period below:

Date or Period	Ratio
Closing Date through September 30, 2004	5.50 to 1.00
October 1, 2004 through December 31, 2004	5.25 to 1.00

SECTION 6.11.  Sale Leasebacks.  No Credit Party shall, or shall cause or permit its Foreign Subsidiaries to, engage in any sale leaseback or synthetic lease transaction involving any of its assets, except for such transactions not in excess of $6,000,000 for Italian Subsidiaries, $2,000,000 for Australian Subsidiaries and $2,000,0000 for all other Foreign Subsidiaries.

SECTION 6.12.  Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices (other than as permitted under Section 6.02(k)).

SECTION 6.13.  Restricted Payments.  No Credit Party shall make any Restricted Payment, except:

(a)  intercompany loans and advances between Borrowers to the extent permitted by Sections 6.02 and 6.03;

(b)  dividends and distributions by Subsidiaries of any Borrower paid to such Borrower;

(c)  employee loans permitted under Section 6.04(b);

(d)  payments of principal and interest on intercompany loans issued in accordance with Section 6.03;

(e)  distributions to Holdings, the proceeds of which shall be applied by Holdings directly to pay out of pocket expenses, for administrative, legal and accounting services provided by third parties that are reasonable and customary and incurred in the ordinary course of business for such professional services, or to pay franchise fees, costs and expenses associated with the issuance and maintenance of its capital stock and similar costs and expenses, in an annual aggregate amount not in excess of $3,000,000 per fiscal year;

(f)  distributions to Holdings in such amounts as are necessary to enable Holdings to pay income taxes as part of a consolidated group when and as such income taxes are due; provided that the aggregate amount distributed to pay such income taxes by Credit Parties shall not exceed their proportionate share of such income taxes based on the taxable income generated by the Credit Parties as compared to the taxable income generated by all of Holdings’ Subsidiaries; and

(g)  distributions to Holdings, the proceeds of which will be used by Holdings to make payments of interest on the High Yield Notes to the extent such payments are not barred under Article X of the Indenture.

SECTION 6.14.  Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.  Without altering the restrictions on mergers involving

Credit Parties herein contained, no Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgment that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.  No Credit Party shall change its fiscal year.

SECTION 6.15.  No Impairment of Intercompany Transfers.  No Credit Party shall, or shall cause or permit its Foreign Subsidiaries to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other consensual obligation (other than this Agreement, the other Loan Documents, the High Yield Notes and any loan documents executed in connection therewith and any other documents reflecting Indebtedness permitted pursuant to Section 6.03) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

SECTION 6.16.  Real Estate Purchases.  No Credit Party shall purchase a fee simple ownership interest in Real Estate with an aggregate purchase price in excess of $500,000.

SECTION 6.17.  Changes Relating to High Yield Notes.  No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) including, without limitation, the High Yield Notes, if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, the Administrative Agent or any Lender.

SECTION 6.18.  Holdings.  Holdings shall not engage in any trade or business other than as a holding company for its Subsidiaries, or own any assets (other than Stock of its Subsidiaries) or incur any Indebtedness or Guaranteed Indebtedness (other than the

Obligations and the High Yield Notes); provided, that Holdings may guarantee leases and other contractual obligations of its Subsidiaries.

ARTICLE VII

Events of Default; Rights and Remedies

SECTION 7.01.  Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)  Any Borrower (i) fails to make any payment of principal of the Loans or any of the other Obligations when due and payable, (ii) fails to make any payment of interest on, or fees owing in respect of, the Loans or any of the other Obligations when due and payable, and such default shall continue unremedied for more than three (3) days, or (iii) fails to pay or reimburse the Administrative Agent or the Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) days following the Administrative Agent’s demand for such reimbursement or payment of expenses.

(b)  Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 5.04(a), 5.10 or 5.11 or Article VI.

(c)  Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 5.03, and the same shall remain unremedied for three (3) Business Days or more.

(d)  Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 7.01) and the same shall remain unremedied for twenty-five (25) days or more.

(e)  A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate (including amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee (provided that, a default described under this subclause (ii) with respect to the First Lien Facilities will not constitute an Event of

Default under this paragraph (e) until the acceleration of the loans under the First Lien Credit Agreement.

(f)  Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to the Administrative Agent, the Collateral Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g)  Assets of any Credit Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for twenty (20) days or more.

(h)  A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i)  Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)  A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties, and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)  Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby other than as a result of actions or omissions of the Administrative Agent or the Collateral Agent.

(l)  Any Change of Control occurs.

(m)  Any material uninsured claims relating to exposure to asbestos shall be asserted against any Credit Party, which claims have a reasonable likelihood of success.

SECTION 7.02.  Remedies.  If any Event of Default has occurred and is continuing, the Administrative Agent may (and at the written request of the Required Lenders shall), declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party, or exercise any rights and remedies provided to the Administrative Agent and the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided that upon the occurrence of an Event of Default specified in Sections 7.01(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including all or any portion of any Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

SECTION 7.03.  Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Article X): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent or the Collateral Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever the Administrative Agent or Collateral Agent may do in this regard, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s or the Collateral Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Credit Party that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Credit Party or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, subject, if no Event of Default shall have occurred and be continuing, to the consent of the Borrowers (not to be unreasonably withheld), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, subject, if no Event of Default shall have occurred and be continuing, to the consent of the Borrowers (not to be unreasonably withheld), on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrowers or any other Credit Party, to Holdings at Thermadyne Holdings Corporation, 16052 Swingley Ridge Rd., Suite 300, Chesterfield, Missouri 63017, Attention: James Tate, Senior Vice President, Chief Financial Officer (Fax No.: (636) 728-3010), with copies (excluding notices and communications with respect to borrowings and payments in the ordinary course of business under this Agreement) delivered to (i) Patricia Williams, Vice President, General Counsel and Corporate Secretary, of the Borrowers at the address of the Borrowers set forth above (Fax No.: (636) 728-3011), and (ii) John Sullivan, Armstrong Teasdale LLP, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102 (Fax No. (314) 621-5065).

(b) if to the Administrative Agent or the Collateral Agent, to Credit Suisse First Boston at Eleven Madison Avenue, New York, NY 10010, Attention of Joe Adipietro (Fax No. (212) 325-8319); and;

(c) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.  As agreed to among the Credit Parties, the Administrative Agent, the Collateral Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 9.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by any Credit Party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount then accrued or payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that nothing in this sentence shall be deemed to affect the nature of any representation, warranty or other statement made by any Credit Party in this Agreement and the other Loan Documents.  The provisions of Sections 2.13, 2.15, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by each Credit Party and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.  Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)  Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system selected by the Administrative Agent or (B) if no such system shall then be specified by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in either case, together with a processing and recordation fee of $3,500, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any fees accrued for its account and not yet paid).

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this

Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04 or delivered pursuant to Section 5.03, the Collateral Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Collateral Documents and the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at its offices in The City of New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph.

(f)  Each Lender may without the consent of any Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall continue to deal solely and directly with, and be entitled to rely solely upon the statements and actions of, such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of any Borrower relating to the Loans and the other Obligations and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans of such Participant, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans of such Participant, increasing or extending the Commitments of such Participant or releasing any Credit Party or all or substantially all the Collateral).  A statement from a Lender that it is giving its consent on behalf of its participants shall be sufficient, and none of the Borrowers, the Administrative Agent or the other Lenders shall be required to investigate or obtain or confirm the consent or agreement of any participant.

(g)  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of any Borrower; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.  Each participant shall, by acquiring its participation hereunder, be deemed to have agreed that its agreement to so preserve the confidentiality of such information shall be for the benefit of, and may be enforced by, the Borrowers.

(h)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”),

identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrowers or the Administrative Agent to deal with such SPC directly, or obligate the Borrowers in any manner to any greater extent than they were obligated to the Granting Lender (including with respect to Sections 2.13, 2.15 and 2.19).  The Borrowers and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)  No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05.  Expenses; Indemnity.  (a)  The Borrowers agree to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein and the preparation of this Agreement and the other Loan Documents, or in connection with administration of this Agreement and the other Loan Documents, or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other

Loan Documents or the Loans made hereunder, including the reasonable fees, charges and disbursements of any legal counsel for any of the Administrative Agent, the Collateral Agent or any Lender.

(b)  The Borrowers agree to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding arising out of any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by any Loan Party or any offsite location to which wastes were sent for disposal, or any Environmental Liability related in any way to any Credit Party or their respective operations; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined, in the manner provided below, as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans at the time.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the

Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section shall be payable on written demand therefor.

SECTION 9.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(j) or the provisions of this Section without the prior written consent of each Lender, (iv) modify the provisions of

Section 9.04(i) without the written consent of any SPC affected thereby, (v) release any Credit Party from the Guaranties under this Agreement without the consent required under that Agreement, (vi) release all or substantially all of the Collateral from the Lien under the Collateral Documents without the consent required under such documents or (vii) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

SECTION 9.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Interest Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Interest Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Interest Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Interest Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement.  This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or their properties in the courts of any jurisdiction.

(b)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors with a reasonable need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), the party disclosing such Information shall use its commercially reasonable efforts to have such Information communicated in a confidential manner, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) to any pledgee referred to in Section 9.04(h) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party or any of their respective obligations, (f) with the prior written consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section.  For the purposes of this Section, “Information” shall mean all information received from any Borrower and related to any Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to its disclosure by any Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care (which shall be at least reasonable care) to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17.  USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act.

SECTION 9.18.  Intercreditor Agreement.  In the event of any inconsistency between the terms of this Agreement with respect to the rights and remedies of the Collateral Agent and the terms of the Intercreditor Agreement dated as of July 29, 2004, between the Collateral Agent, on behalf of the Secured Parties, and the First Lien Agent (the “Intercreditor Agreement”), the Intercreditor Agreement shall control at any time the Intercreditor Agreement is in effect.

ARTICLE X

Cross-Guaranty

SECTION 10.01.  Cross-Guaranty.  Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent, the Collateral Agent and the Lenders by each other Credit Party.  Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article X shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article X shall be absolute and unconditional, irrespective of, and unaffected by:

(a)  the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(b)  the absence of any action to enforce this Agreement (including this Article X) or any other Loan Document or the waiver or consent by the Administrative Agent, the Collateral Agent and the Lenders with respect to any of the provisions thereof;

(c)  the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent, the Collateral Agent and the Lenders in respect thereof (including the release of any such security);

(d)  the insolvency of any Credit Party; or

(e)  any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

SECTION 10.02.  Waivers by Credit Parties.  Each Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent, the Collateral Agent or the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Credit Party.  It is agreed among each Credit Party, the Administrative Agent, the Collateral Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article X and such waivers, the Administrative Agent, the Collateral Agent and the Lenders would decline to enter into this Agreement.

SECTION 10.03.  Benefit of Guaranty.  Each Credit Party agrees that the provisions of this Article X are for the benefit of the Administrative Agent, the Collateral Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and the Administrative Agent, the Collateral Agent or the Lenders, the obligations of such other Credit Party under the Loan Documents.

SECTION 10.04.  Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.07, each Credit Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each Credit Party acknowledges and agrees that this waiver is intended to benefit the Administrative Agent. the Collateral Agent and the Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Article X, and that the Administrative Agent, the Collateral Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.04.

SECTION 10.05.  Election of Remedies.  If the Administrative Agent, the Collateral Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent, the Collateral Agent or such Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, the Administrative Agent, the Collateral Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article X.  If, in the exercise of any of its rights and remedies, the Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by the Administrative Agent, the Collateral Agent or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent, the Collateral Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Credit Party might otherwise have had but for such action by the Administrative Agent, the Collateral Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of the Administrative Agent, the Collateral Agent or any Lender to seek a deficiency judgment against any Credit Parties shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations.  In the event the Administrative Agent, the Collateral Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent, the Collateral Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Administrative Agent, the Collateral Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether the Administrative Agent, the Collateral Agent, the Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article X, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent, the Collateral Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

SECTION 10.06.  Limitation.  Notwithstanding any provision herein contained to the contrary, each Credit Party’s liability under this Article X (which liability is in any event in addition to amounts for which such Credit Party is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)  the net amount of all Loans advanced to any other Credit Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Credit Party; and

(b)  the amount that could be claimed by the Administrative Agent, the Collateral Agent and the Lenders from such Credit Party under this Article X without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under Section 10.07.

SECTION 10.07.  Contribution with Respect to Guaranty Obligations.

(a)  To the extent that any Credit Party shall make a payment under this Article X of all or any of the Obligations (other than Loans made to that Credit Party for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Credit Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Credit Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)  As of any date of determination, the “Allocable Amount” of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Article X without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)  This Section 10.07 is intended only to define the relative rights of the Credit Parties and nothing set forth in this Section 10.07 is intended to or shall impair the obligations of the Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.01.  Nothing contained in this Section 10.07 shall limit the liability of any Credit Party to pay the Loans made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

(d)  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Credit Party to which such contribution and indemnification is owing.

(e)  The rights of the indemnifying Credit Parties against other Credit Parties under this Section 10.07 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

SECTION 10.08.  Liability Cumulative.  The liability of the Credit Parties under this Article X is in addition to and shall be cumulative with all liabilities of each Credit Party to the Administrative Agent, the Collateral Agent and the Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any Obligations or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THERMADYNE INDUSTRIES, INC.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

THERMAL DYNAMICS CORPORATION,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

TWECO PRODUCTS, INC.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

VICTOR EQUIPMENT COMPANY,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

C & G SYSTEMS, INC.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

STOODY COMPANY,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

THERMAL ARC, INC.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

PROTIP CORPORATION,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

THERMADYNE INTERNATIONAL CORP.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

THERMADYNE HOLDINGS CORPORATION,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

THERMADYNE RECEIVABLES, INC.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

MECO HOLDING COMPANY,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

C&G SYSTEMS HOLDING, INC.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

THERMADYNE WELDING PRODUCTS CANADA LTD.,

by
/s/ James H. Tate
Name: James H. Tate
Title: Senior Vice President & CFO

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, individually and as Administrative Agent and Collateral Agent,

by
/s/ Christopher G. Cunningham
Name: Christopher G. Cunningham
Title: Managing Director

by
/s/ Joseph Adipietro
Name: Joseph Adipietro
Title: Director